Exhibit (d)(2)

AMENDMENT TO THE

INVESTMENT MANAGEMENT AGREEEMENT

BETWEEN

MIRAE ASSET DISCOVERY FUNDS

AND

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

THIS AMENDMENT is entered into as of December 19, 2011, by and among MIRAE ASSET DISCOVERY FUNDS (the “Funds”), a Delaware statutory trust and MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC (the “Investment Manager”), a Delaware limited liability company having its main office at 1 Bryant Park, 39th Floor, New York, NY 10036.

RECITALS

WHEREAS, the parties previously entered into an Investment Management Agreement dated July 9, 2010 (the “Agreement”), which generally provides that Investment Manager shall furnish investment advisory services to each separate series of the Trust set forth in Exhibit A of the Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the parties amended the Agreement as of April 5, 2011; and

WHEREAS, Trust and Investment Manager now desire to add to Exhibit A to the Agreement, additional Funds (the “New Funds”) for which the Investment Manager will furnish investment advisory services to; and

WHEREAS, Trust and Investment Manager now desire to add to Schedule A to the Agreement, a monthly fee that the Trust agrees to pay to the Investment Manager for all services rendered by the Investment Manager with respect to the New Funds and in accordance with Section 9 of the Agreement; and

WHEREAS, the Board of Trustees has established and designated the New Funds as a series of the Trust; and

WHEREAS, this Amendment has been approved in accordance with the provisions of the Investment Company Act of 1940, and the Investment Manager is willing to furnish such services upon the terms and conditions of the Agreement and herein set forth; and

WHEREAS, Funds and Investment Manager otherwise wish to retain all terms and provisions in the Agreement and to continue to exercise their rights and fulfill their duties thereunder.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, and intending to be legally bound, the parties agree as follows:

1.

The Agreement is hereby amended by adding the following to Exhibit A:

Global Dynamic Bond Fund

Global Great Consumer Fund

2.

The Agreement is hereby amended by adding the following to Schedule A:

Name of Fund	Investment Management Fee
Global Dynamic Bond Fund	0.75%
Global Great Consumer Fund	1.05%

IN WITNESS WHEREOF, the Parties hereto cause this instrument to be executed as of the date above first written.

MIRAE ASSET DISCOVERY FUNDS		MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:	/s/ Joyce LaPreta	By:	/s/ Joon Kwun
Print Name:	Joyce LaPreta	Print Name:	Joon Kwun
Title:	Secretary	Title:	President & Chief Executive Officer